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                     April 19, 2022

       Brian DelGhiaccio
       Chief Financial Officer
       Republic Services, Inc.
       18500 North Allied Way
       Phoenix, Arizona 85054

                                                        Re: Republic Services,
Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            Filed February 11,
2022
                                                            Form 8-K filed
February 10, 2022
                                                            File No. 001-14267

       Dear Mr. DelGhiaccio:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation